Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

AMENDMENT TO THE
LISTED FUNDS TRUST
FUND SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date on the signature block, to the Fund Servicing Agreement, dated as of April 25, 2019 (the “Agreement”), as amended, is entered into by and between LISTED FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit 4 is hereby superseded and replaced in its entirety with Exhibit 4 attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

LISTED FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gregory C. Bakken	By: /s/ Jason Hadler

Name: Gregory C. Bakken	Name: Jason Hadler

Title: President	Title: Sr. Vice President

Date: January 12, 2023	Date: 1/12/2023

Exhibit 4 to the Listed Funds Trust Fund Servicing Agreement

List of Funds at November 20202

Name of Series
Overlay Shares Small Cap Equity ETF
Overlay Shares Municipal Bond ETF
Overlay Shares Large Cap Equity ETF
Overlay Shares Foreign Equity ETF
Overlay Shares Core Bond ETF
Overlay Shares Short Term Bond ETF
Overlay Shares Hedged Large Cap Equity ETF

Exhibit 4 (continued) to the Listed Funds Trust Fund Servicing Agreement

Fee Schedule at November 2022

Fund Start-up & Registration Services Project Fee Schedule

Regulatory Administration Service Proposal - In support of external legal counsel

Additional Regulatory Administration Services

▪$____ per fund or as negotiated - Subsequent new fund launch
▪Drafting SEC exemptive order application for required relief Negotiated fee

Ongoing Annual Regulatory Administration Services

Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements

▪$____ for first three active or inactive funds in same statutory prospectus
▪$____ for each additional active or inactive fund in the same statutory prospectus

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

▪Postage, if necessary
▪Federal and state regulatory filing fees
▪Expenses from Board of Trustee meetings
▪Third party auditing
▪EDGAR/iXBRL filing
▪All other Miscellaneous expenses

Fund startup and registration services project fee is paid for by the adviser and not the Fund(s). This non-refundable fee is not able to be recouped by the adviser under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum¹ where [Adviser's name] (the "Adviser") acts as investment adviser to the fund(s) in the same registered investment company.

Annual Minimum per Fund² Basis Points on Trust AUM²
$____ for Funds 1-5 ____ on the first $ 250m
$____ for Funds 6-10 ____ on the next $ 250m
$____ for Funds 11+ ____ on the next $ 2b
____ on the balance

See APPENDIX A for Services and Associated Fees in addition to the Base Fee

See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

¹ Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two-year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2019, and terminated the relationship on June 30, 2020, Adviser would owe U.S. Bank up to 50% of $ 58,000 ($ 45,000 admin/acct/ta + $ 3,000 Custody + $ 10,000 Distributor).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

² Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly

APPENDIX A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

▪$____ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
▪$____ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
▪$____ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Government and Agency Bonds, and High Yield Bonds.
▪$____ - Bank Loans
▪$____ Intraday money market funds pricing, up to 3 times per day
▪$____ per Month Manual Security Pricing (>25 per day)
▪Derivative Instruments are generally charged at the following rates:
•$____ - Interest Rate Swaps, Foreign Currency Swaps
•$____ - Swaptions
•$____ - Credit Default Swaps

Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDO and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements

Corporate Action Factor Services

Fee for ICE data used to monitor corporate actions

▪$____ per Foreign Equity Security per Month
▪$____ per Domestic Equity Security per Month
▪$____ per CMOs, Asset Backed, Mortgage Backed Security per Month

Trust Chief Compliance Officer Annual Fee
▪$____ for the first fund (subject to Board approval)
▪$____ for each additional fund 2-5 (subject to change based on Board review and approval)
▪$____ for each fund over 5 funds
▪$____ per sub-adviser per fund (capped at $15,000 per sub-adviser over the fund complex)
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Per adviser relationship, and subject to change based upon board review and approval.

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
▪$____ per security per month for fund administrative

SEC Modernization Requirements
▪$____ per year, per Fund - Form N-PORT
▪$____ per year, per Fund - Form N-CEN

Section 15(c) Reporting
▪$____ per fund per standard reporting package*
▪Additional 15c reporting is subject to additional charges
▪Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting
•Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX B - OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)

Daily Compliance Services
▪$____ per fund per year - Base fee
▪$____ per fund group - Setup

Section 18 Daily Compliance Testing (for derivatives and leverage)
▪$____ set up fee per fund complex
▪$____ per fund per month

C- Corp Administrative Services
▪$____ plus U.S. Bank Fee Schedule - 1940 Act C-Corp
▪$____ plus U.S. Bank Fee Schedule - 1933 Act C-Corp

Controlled Foreign Corporation (CFC)
▪$____ plus U.S. Bank Fee Schedule

Fees for Special Situations:
▪Fee will be assessed.

Rule 2a-5 Reporting (valuation reporting and support):
▪$____ per fund

Customized delivery of data:
▪TBD

Core Tax Services

M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

Optional Tax Services
▪$____ per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
▪$____ per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
▪$____ per additional return - State tax returns - (First two included in core services)

Tax Reporting - C-Corporations

Federal Tax Returns
▪$____ - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
▪Included in the return fees - Prepare Federal and State extensions (If Applicable)
▪$____ Per estimate - Prepare provision estimates

State Tax Returns
▪$____ per state return - Prepare state income tax returns for funds and blocker entities
•$____ per state return - Sign state income tax returns

Assist in filing state income tax returns- Included with preparation of returns
▪$____ per fund - State tax notice consultative support and resolution

Fees are calculated pro rata and billed monthly